Exhibit 99.1

Highlands Bankshares, Inc. Announces First Quarter 2012 Results

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the first quarter of 2012.

Highlands Bankshares, Inc., the parent company of The Grant County Bank and Capon Valley Bank, posted first quarter 2012 earnings of $697,000 or $0.52 per share of common stock outstanding (EPS), compared to $552,000 or $0.41 EPS for the same period of 2011, an increase of $145,000 or $0.11 EPS.

Net interest income, on a fully taxable equivalent basis, increased 3.37% for the first three months of 2012, as compared to the same period in 2011. The increase in net interest income was driven by changes in average rates earned on assets and paid on interest bearing liabilities and by changes in the relative mix of earning assets and interest bearing liabilities.

Total provision for loan loss during the first three months of 2012 decreased $70,000 or 12.0% to $515,000, compared to the same period of 2011.

Return on average assets (ROAA) increased during the first three months of 2012 to 0.69%, as compared to 0.55% in the same period of 2011. Likewise, the return on average equity (ROAE) increased to 6.83% during the first three months of 2012, as compared to 5.44% in the same period of 2011.

Total assets, as of March 31, 2012, decreased 1.85% or $7,468,000 to $396,726,000, compared to December 31, 2011. This decrease was primarily driven by maturity of long-term debt.

Shareholders’ Equity at March 31, 2012 was $42,356,000 or $31.68 per outstanding share, compared to December 31, 2011 of $41,674,000 or $31.17 per outstanding share.

John Van Meter, Chairman and Chief Executive Officer of the holding company, stated “We are pleased that our earnings momentum continued during the most recent quarterly period. Our cost reduction initiatives have more than offset the impact of the lower interest rate environment. We continue to focus on the capital strength of our Company. Our strong balance sheet, significant liquidity and management team continue to position us to capitalize on opportunities to increase shareholder equity.

We are pleased to be in a position to resume dividend distribution to our shareholders. A quarterly cash dividend of $.10 per share was declared on April 10, 2012 to shareholders of record April 30, 2012 payable May 11, 2012.

While we are pleased with the progress we are making, current economic and regulatory conditions demand that we continue to look for new ways to bring value and service to our customers, while maintaining or reducing the cost of doing business.

We will continue to operate in a conservative posture maintaining an adequate allowance for potential loan losses. We believe this is the appropriate strategy as we work together through the economic recovery.”

Highlands Bankshares, Inc. operates twelve banking locations in West Virginia and Virginia through its two wholly-owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly-owned subsidiary HBI Life Insurance Company.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect”, “believe”, “estimate”, “plan”, “project”, “anticipate” or other similar words. Although the company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, downturns in the trucking, mining, and timber industries, downturns in the housing market affecting manufacturers of household cabinetry and thus, employment, effects of mergers and/or downsizing in the poultry industry in Hardy County, continued challenges in the current economic environment affecting our financial condition and results of operations, continued deterioration in the financial condition of the U.S. banking system impacting the valuations of investments the company has made in the securities of other financial institutions, and consumer spending and savings habits, particularly in the current economic environment. Additionally, actual future results and trends may differ from historical or anticipated results to the extent: (1) any significant downturn in certain industries, particularly the trucking and timber industries are experienced; (2) loan demand decreases from prior periods; (3) the company may make additional loan loss provisions due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (4) the company may not experience significant recoveries of previously charged-off loans or loans resulting in foreclosure; (5) the company is unable to control costs and expenses as anticipated, (6) legislative and regulatory changes could increase expenses (including changes as a result of rules and regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act); and (7) any additional assessments imposed by the FDIC. Additionally, consideration should be given to the cautionary language contained in the company’s periodic reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934. The company does not update any forward-looking statements that may be made from time to time by or on behalf of the company.